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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT ("Agreement") is effective this 1st day of July, 2001, by and between R. G. Barry Corporation, an Ohio corporation (the "Company"), and Gordon Zacks ("Executive").


                              W I T N E S S E T H:


                  WHEREAS, the Company desires to continue Executive in its employ and Executive desires to remain in the employ of the Company, holding the offices of Chairman of the Board and Chief Executive Officer of the Company (unless Executive agrees to hold a different office), for an extended period in accordance with the terms and conditions of this Agreement;

                  NOW, THEREFORE, in consideration of the premises and of their mutual covenants expressed in this Agreement, the parties hereto make the following agreement, intending to be legally bound hereby:

                  1. Term. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and conditions hereof, for the period commencing on July 1, 2001 (the "Commencement Date"), and ending on the third anniversary of the Commencement Date (the "Original Term"), unless sooner terminated as hereinafter set forth; provided, however, that the term of this Agreement shall automatically be extended for one additional, one-year term (an "Extended Term") unless at least 90 days prior to the expiration of the Original Term the Company or Executive shall give notice to the other that it/he does not wish to extend the term of this Agreement. The Original Term of Executive's employment under this Agreement, together with any Extended Term, is hereinafter sometimes referred to as the "Employment Term." Anything contained in this Agreement to the contrary notwithstanding, in the event that a Change of Control of the Company (as defined in Section 9) occurs or is publicly proposed (and such proposal is not withdrawn) prior to the end of the Employment Term, as defined in the immediately preceding sentence of this paragraph, the Employment Term shall be automatically extended for an additional one-year period (an "Extended Term") commencing on the date on which the Employment Term would otherwise have terminated pursuant to this paragraph and expiring on the first anniversary of such date.




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                  2. Position and Duties. (a) During the Employment Term, (i)
Executive shall serve as the Chairman and Chief Executive Officer of the Company (unless Executive agrees to hold a different office), reporting only to the Company's Board of Directors (the "Board of Directors" or the "Board") and his authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned on the Commencement Date (unless Executive agrees to different duties and responsibilities) and (ii) Executive's principal office shall be located in Central Ohio, although he shall be allowed to travel extensively for the Company as he may determine.

                           (b) Excluding periods of vacation and sick leave to
which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. Executive may (i) serve on corporate, civic, charitable or political boards or committees, (ii) fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not interfere in any material respect with the performance of Executive's responsibilities hereunder. It is expressly understood and agreed that, to the extent any such activities shall have been conducted by Executive prior to the Commencement Date, the continued conduct of such activities or the conduct of activities similar in nature and scope thereto subsequent to the Commencement Date shall not, for the purposes of this Agreement, be deemed to interfere in any material respect with the performance of Executive's responsibilities hereunder.

                  3. Compensation and Other Benefits. The terms of Executive's compensation during the Employment Term shall be as follows:

                           (a) BASE SALARY. During the Employment Term,
Executive shall receive a minimum annual base salary of $490,000 (the "Base Salary"), to be paid in equal installments in accordance with the Company's normal pay schedule for salaried employees; said Base Salary may be increased at any time and from time to time by the Company, and the Company shall cause its Board of Directors or an appropriate committee thereof to review annually the performance of Executive and the results of operations and financial condition of the Company, together with prevailing economic conditions and other relevant factors, to determine whether or not any increase above said minimum annual salary is appropriate; and the highest rate of salary (on an annualized basis) paid to Executive by the Company during the



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Employment Term (excluding any bonus) shall be deemed to be the Base Salary for purposes of this Agreement.

                           (b) BENEFITS. During the Employment Term:

                           (i) The Company, at its sole expense, shall provide
and maintain a policy of insurance on Executive's life from an insurance company that is reasonably acceptable to Executive providing for a death benefit of at least $1,000,000, payable to one or more beneficiaries designated by Executive (or to the beneficiaries designated by Executive's assignee, if any, of such policy) or, if Executive (or his assignee, if any) fails to so designate a beneficiary, to Executive's estate; provided, however, that at Executive's option, the Company shall, in lieu of providing the aforesaid life insurance policy, pay to Executive for each 12-month period during the Employment Term a cash payment of $18,000. If the life insurance provided by the Company under this Section 3(b)(i) is a whole life insurance policy or policies, Executive shall be entitled to the cash surrender value of such policy or policies and shall have the right to cause the Company to transfer ownership of such policy or policies to Executive or his designee.

                           (ii) In addition to the insurance described in
Section 3(b)(i), the Company, at its expense, shall provide and maintain a split-dollar life insurance policy on Executive's life from an insurance company reasonably acceptable to Executive providing for a death benefit payable to Executive's beneficiaries or estate (or to the beneficiaries designated by Executive's assignee, if any, of his interest under this Section 3(b)(ii)), in an amount that is not less than $1,310,000, which is the amount of coverage provided to Executive under that certain split-dollar insurance policy on Executive's life in effect on the Commencement Date. The Company shall be obligated to pay the Company's portion of the premiums on such split-dollar insurance policy and shall pay to or at the direction of Executive a cash bonus in an amount equal to Executive's (or his assignee's) portion of such insurance premiums (i.e., the term cost of the life insurance protection under the policy) plus the amount of Executive's personal income tax liability resulting from the payment of such cash bonus.

                           (iii) Executive shall be entitled to receive paid
vacation time during each consecutive twelve (12) month period during the Employment Term in accordance with the vacation policy of the Company for its senior executives in effect on the Commencement Date.

                           (iv) Executive shall be entitled to receive such
perquisites, fringe benefits and reimbursement of expenses


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historically provided by the Company to its Chairman and Chief Executive
Officer, including, without limitation, the exclusive use of a new luxury automobile and reimbursement of his initiation fees, dues and assessments at a country club of his choosing.

                           (v) Executive shall be entitled to participate in the
Company's Salaried Employees' Pension Plan (the "Pension Plan") and Supplemental Retirement Plan (the "Supplemental Plan"), as any or all of the same may be amended from time to time, or any substitute or successor plans.

                           (vi) Executive shall be entitled to participate in
the Company's Annual Incentive Plan, as the same may be amended from time to time, or in any substitute or successor plan, at an annual level ranging between 40% of Base Salary, if Annual Operating Plan targets are met and 100% of Base Salary, if maximum profit targets are met or exceeded.

                           (vii) Executive shall be eligible to participate in
all benefit, bonus, incentive equity, savings or similar plans or programs maintained or provided by the Company to its senior executives at a level commensurate with Executive's title and position ("Bonus Plans"). However:

                           (a) Participation in the Bonus Plans will be
conditioned upon the terms and conditions included in the Bonus Plans; and

                           (b) Nothing in this Agreement will preclude the
Company from amending or terminating any of the Bonus Plans (or adopting new plans or programs) but without Executive's prior written consent, no amendment or termination of any Bonus Plan will reduce any benefit that Executive accrued to the date of that amendment or termination.

                           (viii) Executive shall be entitled to receive all
other employee benefits, including, without limitation, medical, dental, group life (to the extent the coverage is superior to that provided for in Section 3(b)(i) above) and accidental death insurance benefits as are or in the future may be provided by the Company to its senior executives.

                           (ix) The Board of Directors of the Company will
consider annually whether additional benefits should be provided to Executive, including, without limitation, the grant of additional shares of restricted stock of the Company, stock options or the implementation of other stock-based incentive plans.


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                  4. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company at or subsequent to the Date of Termination (as defined in Section 5 hereof) shall be payable in accordance with such plan or program.

                  5. Termination. (a) DEATH OR DISABILITY. Executive's employment shall terminate automatically upon Executive's death. The Company may terminate Executive's employment under this Agreement after having established Executive's Disability (pursuant to the definition of "Disability" set forth below), by giving to Executive written notice of its intention to terminate Executive's employment hereunder. In such a case, Executive's employment hereunder shall terminate effective on the 30th day after receipt of such notice (the "Disability Effective Date"), provided that within such 30-day period, Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" means a disability, which, after the expiration of more than 6 months after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive's legal representative.

                           (b) CAUSE. The Company may terminate Executive's
employment for "Cause." For purposes of this Agreement, termination of employment for the following reasons (and no other reason) shall constitute "Cause": (i) gross negligence materially detrimental to the Company, (ii) conviction of a felony, (iii) willful, and continued failure of Executive, after receipt of written notice from the Company setting forth the specifics of such failure, to perform the duties of his offices with the Company unless such failure is the result of ill health or physical or mental disability or (iv) intentional misconduct of Executive materially and demonstrably injurious to the Company.

                           (c) GOOD REASON. Executive's employment may be
terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" means:

                                    (i) (A) The assignment to Executive of any
duties inconsistent in any respect with Executive's position (including, without limitation, his status, office and title), authority, duties or responsibilities as contemplated by Section


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2 of this Agreement or (B) any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                                    (ii) Any reduction in Executive's Base
Salary or any material reduction in the extent of Executive's participation in the plans referred to in Section 3 hereof or the extent of Executive's entitlement to the employee benefits, expenses, fringe benefits or prerequisites referred to in Section 3;

                                    (iii) The assignment of Executive without
his consent to a Company office located beyond a radius of 50 miles from the Company's principal office on the Commencement Date;

                                    (iv) Failure to nominate or renominate
Executive to the Board of Directors of the Company; or

                                    (v) Any other failure by the Company to
comply with any provision of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Company promptly after receipt of notice thereof given by Executive.

                  For purposes of this Section 5(c) any good faith determination of "Good Reason" made by Executive shall be conclusive. In addition, for purposes of this Agreement, a reduction of the kind described in clause (ii) of this Section 5(c) shall be deemed to be an "Impermissible Reduction."

                           (d) NOTICE OF TERMINATION. Any termination of
Executive's employment hereunder by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

                           (e) DATE OF TERMINATION. The term "Date of
Termination," as used in this Agreement, means the date of receipt of the Notice of Termination or any later date specified therein (which date shall be not more than 15 days after the


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giving of such notice), as the case may be. If Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination.

                  6. Compensation Upon Termination of Employment or During Disability. (a) DEATH. If Executive's employment shall be terminated by reason of his death, the Company shall promptly make all payments which Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan, or life insurance policy maintained by the Company. If the policy of life insurance described in Section 3(b)(ii) is not in force at the time of Executive's death for any reason, the Company shall continue to pay Executive's full Base Salary at the rate in effect on the date of his death on a monthly basis for a period of 60 months following Executive's date of death to such person or persons as he shall have designated to the Company or, if no such person or persons shall have been designated, to his estate. In addition, if Executive's employment shall be terminated by reason of his death, the Company shall promptly or provide to the person or persons described in the first sentence of this Section 6 the following:

                           (i) Any unpaid installments of his Base Salary,
calculated to the end of the payroll period during which he terminates employment because of death;

                           (ii) The value of any accrued but unused vacation,
calculated to the end of the payroll period during which he terminates employment because of death (this value will be calculated by dividing the Base Salary by 365 and then multiplying this dollar amount by the number of accrued but unused vacation days);

                           (iii) The unpaid portion of any bonus that has been
earned and declared under the Company's Annual Incentive Program (or any successor program) for the most recently completed fiscal year;

                           (iv) A prorated portion of the bonus that would have
been paid to Executive under the Company's Annual Incentive Program (or any successor program) for the fiscal year during which he dies. This amount will be calculated and paid after the end of the fiscal year in which Executive dies and will be determined by multiplying the amount of the bonus Executive would have received under the Annual Incentive Program if he had continued active employment until the end of the fiscal year during which he dies by the number of full calendar months he was actively employed during that fiscal year and then dividing this dollar amount by 12 months;


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                           (v) Continuation, for a period of six calendar months
beginning on or immediately after the date he dies, of the medical, dental, prescription drug and hospitalization coverage and benefits for which Executive and/or his dependents were eligible before his death (the cost of these continued benefits will be allocated between Executive and the Company in the same manner it was allocated before Executive's death).

                           (b) DISABILITY. During any period during the
Employment Term that Executive fails to perform his duties hereunder as a result of incapacity due to ill health or physical or mental disability ("Disability Period"), Executive shall continue to receive the Base Salary for such period until his employment is terminated for Disability pursuant to Section 5(a), provided that payments of Base Salary shall be reduced by the sum of the amounts, if any, payable to Executive at or prior to the time of any such Base Salary payment under disability benefit plans of the Company and which were not previously applied to reduce any payment of Base Salary. If Executive's employment is terminated by reason of Executive's Disability, Executive shall continue to receive after the Disability Effective Date his full Base Salary at the rate then in effect under this Agreement (less any sums payable to Executive under any disability benefit plan maintained by the Company) until the longer of the end of the Original Term or six months. Such payments shall not be offset by Social Security payments, if any. In addition, after any such termination of employment for Disability, Executive (or, if applicable, his spouse, beneficiaries or estate) shall receive all amounts to which any of them may be entitled under any pension, deferred compensation plan or employee benefit plan maintained by the Company or under any other agreement (said amounts to be paid in accordance with the terms of any such plan or agreement). In addition, if Executive's employment shall be terminated by reason of Executive's Disability, the Company shall, promptly after the Disability Effective Date, pay or provide to Executive and, if appropriate, his dependents, the following:

                           (i) Any unpaid installments of his Base Salary,
calculated to the end of the payroll period in which employment terminates because of Disability;

                           (ii) The value of any accrued but unused vacation,
calculated to the end of the payroll period in which employment terminates because of Disability (this value will be calculated by dividing the Base Salary by 365 and then multiplying this dollar amount by the number of accrued but unused vacation days);


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                           (iii) The unpaid portion of any bonus that has been
earned and declared under the Company's Annual Incentive Program (or any successor plan) for the most recently completed fiscal year; and

                           (iv) A prorated portion of the bonus that would have
been paid to Executive under the Company's Annual Incentive Program (or any successor plan) for the fiscal year during which the Disability Effective Date occurs. This amount will be calculated and paid after the end of the fiscal year in which the Disability Effective Date occurs and will be determined by multiplying the amount of the bonus Executive would have received under the Annual Incentive Program (or any successor plan) if he had continued active employment until the end of the fiscal year during which the Disability Effective Date occurs by the number of full calendar months he was actively employed during that fiscal year and then dividing this dollar amount by 12 months.

                           (c) WITH CAUSE OR WITHOUT A GOOD REASON. If, during
the Employment Term, Executive's employment shall be terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay to Executive the amounts described in clauses (i) through (iv) below, and the Company shall have no further obligation to Executive under this Agreement:

                           (i) Any unpaid installments of his Base Salary,
calculated to the end of the payroll period during which the Date of Termination occurs;

                           (ii) The value of any accrued but unused vacation,
calculated to the end of the payroll period during which the Date of Termination occurs (this value will be calculated by dividing the Base Salary by 365 and then multiplying this dollar amount by the number of accrued but unused vacation days);

                           (iii) Any amounts Executive is entitled to receive
under the terms of any employee benefit plan, including any pension or deferred compensation plan or program; and

                           (iv) The unpaid portion of any bonus that has been
earned and declared under the Company's Annual Incentive Program (or any successor plan) for the most recently completed fiscal year.

                           (d) WITHOUT CAUSE OR FOR GOOD REASON AFTER A CHANGE
OF CONTROL. If, during the Employment Term and following a Change of Control (as defined in Section 9 of this Agreement), the Company shall terminate Executive's employment other than for


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Cause or Disability, or the employment of Executive shall be terminated by
Executive for Good Reason:

                                    (i) The Company shall pay to Executive in a
lump sum in cash within 10 days after the Date of Termination the aggregate of the following amounts:

                                             (A) If not theretofore paid,
Executive's Base Salary through the Date of Termination at the rate in effect on the Date of Termination;

                                             (B) The value of any accrued but
unused vacation, calculated to the end of the payroll period during which the Date of Termination occurs (this value will be calculated by dividing the Base Salary by 365 and then multiplying this dollar amount by the number of accrued but unused vacation days);

                                             (C) The unpaid portion of any bonus
that has been earned and declared under the Company's Annual Incentive Program (or any successor program) for the most recently completed fiscal year before Executive's termination of employment occurs under this section;

                                             (D) An amount equal to three times
the then current Base Salary;

                                             (E) An amount equal to three times
the average of the annual bonuses, if any, Executive received during the five fiscal years ending before Executive's termination of employment occurs under this section (or, if less than five, the number of years in which Executive received a bonus during such past five fiscal years); and

                                             (F) In the case of compensation
previously deferred by Executive, all amounts of such compensation previously deferred and not yet paid by the Company, together with all interest accrued thereon.

                                    (ii) The Company shall, promptly upon
submission by Executive of supporting documentation, pay or reimburse to Executive all costs and expenses paid or incurred by Executive which would have been payable under Section 3(b) hereof if Executive's employment had not been terminated.

                                    (iii) For a period ending on Executive's
85th birthday, or until his earlier death, the Company, at its cost, shall maintain in full force and effect, for the continued benefit of Executive and Executive's spouse, all life, medical and dental insurance to which Executive and/or his spouse was



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entitled immediately prior to the Date of Termination less any such benefits provided to them by Medicare or similar government-funded health insurance; provided that, in the event the participation by Executive or his spouse in any Company employee benefit program that provides such life, medical and dental benefits is not possible under the terms of such program, the Company, at its cost, shall arrange to provide Executive and his spouse with benefits substantially similar to those which they were entitled to receive under any such program immediately prior to the Date of Termination (less any such benefits provided to them by Medicare or similar government-funded health insurance). In addition, the Company shall maintain the life insurance benefits described in Sections 3(b)(i) and 3(b)(ii) beyond Executive's 85th birthday for so long as the Company can do so without additional premium costs.

                                    (iv) Executive shall be entitled to all
other benefits to which he is entitled under the terms of any employee benefit plan or program;

                                    (v) All stock option held by Executive which
were not fully exercisable on the Date of Termination shall immediately become fully exercisable by Executive.

                                    (vi) All restricted stock of the Company
held by Executive shall become fully vested.

                                    (vii) All of Executive's executive
perquisites immediately prior to the Date of Termination shall continue for three years after the Date of Termination (except for perquisites that are specifically addressed by other sections of this Agreement, which other sections shall control.)

                                    After the Date of Termination, Executive
shall have no obligation to seek other employment, but shall have the right to be otherwise employed, and any compensation of any type whatsoever received by Executive in connection with such employment shall not be offset by the Company against any of the obligations of the Company under this Section 6(d).

                           (e) WITHOUT CAUSE OR FOR GOOD REASON PRIOR TO A
CHANGE OF CONTROL. If, during the Employment Term and prior to a Change of Control, the employment of Executive shall be terminated by the Company for any reason other than for Cause or Disability, or the employment of Executive shall be terminated by Executive for Good Reason, and Section 6(d) of this Agreement shall not be applicable:


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                                    (i) The Company shall pay to Executive in a
lump sum in cash within 10 days after the Date of Termination the aggregate of the following amounts:

                                             (A) If not theretofore paid,
Executive's Base Salary through the Date of Termination at the rate in effect on the Date of Termination;

                                             (B) The value of any accrued but
unused vacation, calculated to the end of the payroll period during which the Date of Termination occurs (this value will be calculated by dividing the Base Salary by 365 and then multiplying this dollar amount by the number of accrued but unused vacation days);

                                             (C) The unpaid portion of any bonus
that has been earned and declared under the Company's Annual Incentive Program (or any successor plan) for the most recently completed fiscal year before Executive's termination occurs under this section; and

                                             (D) In the case of compensation
previously deferred by Executive, all amounts of such compensation previously deferred and not yet paid by the Company together with all interest accrued thereon.

                                    (ii) Until the longer of the remainder of
the Employment Term (as in effect immediately prior to the termination of employment) or 18 months, the Company shall continue to pay Executive his Base Salary on a monthly basis at the rate in effect immediately prior to the Date of Termination, plus an additional monthly payment equal to one-twelfth of the Average Bonus (as defined in Section 6(f)).

                                    (iii) The Company shall, promptly upon
submission by Executive of supporting documentation, pay or reimburse to Executive all costs and expenses paid or incurred by Executive which would have been payable under Section 3(b) hereof if Executive's employment had not terminated.

                                    (iv) All stock options held by Executive
which were not fully exercisable on the Date of Termination shall immediately become fully exercisable by Executive.

                                    (v) All restricted stock of the Company held
by Executive shall become fully vested.

                                    (vi) For a period ending on Executive's 75h
birthday, or until his earlier death, the Company, at its cost, shall maintain in full force and effect, for the continued



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benefit of Executive and Executive's spouse, all life, medical and dental insurance benefits to which Executive and his spouse were entitled immediately prior to the Date of Termination (less any such benefits provided to them by Medicare or similar government funded health insurance); provided that, in the event the participation by Executive or his spouse in any Company employee benefit program that provides such life, medical and dental benefits is not possible under the terms of such program, the Company, at its cost, shall arrange to provide Executive and his spouse with benefits substantially similar to those which they were entitled to receive under any such program immediately prior to the Date of Termination (less any such benefits provided to them by Medicare or similar government funded health insurance). In addition, the Company shall maintain the life insurance benefits described in Sections 3(b)(i) and 3(b)(ii) beyond Executive's 75th birthday for so long as the Company can do so without additional premium costs.

                                     (vii) Executive shall be entitled to all
other benefits to which he is entitled under the terms of any employee benefit plan or program.

                                     After the Date of Termination, Executive
shall have no obligation to seek other employment, but shall have the right to be otherwise employed, and any compensation of any type whatsoever received by Executive in connection with such employment shall not be offset by the Company against any of the obligations of the Company under this Section 6(e).

                           (f) For purposes of this Section 6, the "Average
Bonus" is the average annual bonus paid to Executive for the last three full fiscal years ending prior to the Date of Termination.

                           (g) Anything in this Section 6 to the contrary
notwithstanding, for purposes of calculating any amount payable to or for the benefit of the Executive and/or his family pursuant to Section 6, the effect of any Impermissible Reduction in amounts payable pursuant to Section 5 shall be disregarded.

                           (h) Regardless of any other provision of this
Agreement, all amounts paid under this Section 6 will be reduced by any amounts payable to Executive from any other broad based severance plan or program (other than any plan or arrangement adopted in connection with a Change in Control) or disability program in which Executive participates (other than a disability plan, program or policy purchased directly by Executive from his personal funds).

                  7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to


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perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated at a rate equal to 2% in excess of the prime commercial lending rate announced by The Huntington National Bank, Columbus, Ohio, or its successor, in effect from time to time during the period of such nonpayment.

                  8. Certain Reduction of Payments by the Company. Notwithstanding any other provisions in this Agreement or any other agreement, plan or arrangement, if the sum of the payments and benefits received or to be received by Executive, whether under the terms of this Agreement or any other agreement, plan or arrangement with the Company or an affiliate of the Company (all such payments and benefits being hereinafter referred to as "Total Payments") constitute "excess parachute payments" as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will either:

                           (a) Reimburse Executive for the amount of any excise
tax due under Code ss.4999 on the Total Payments (but not on any amount payable solely under this subsection 8(a)), if this procedure provides Executive with an after-tax amount that is larger than the after-tax amount produced under Section 8(b); or

                           (b) Reduce the Total Payments (in the manner provided
for in Section 8(c)) so that his total "parachute payment" as defined in Code ss.280G(b)(2)(A) under this and all other agreements, plans and arrangements will be $1.00 less than the amount that would be an "excess parachute payment," if this procedure provides Executive with an after-tax amount that is larger than the after-tax amount produced under Section 8(a).

                           (c) Any reduction in the Total Payments in accordance
with this Section 8 shall be made in the following order (unless otherwise directed by Executive):

                                    (i) The cash payments provided for in
Section 6(d)(i) shall first be reduced (if necessary, to zero);

                                    (ii) The benefits (or calculated value
thereof) under Subsection 6(d)(iii) shall next be reduced (if necessary, to zero);

                                    (iii) The benefits described in Subsections
6(d)(v), (vi) and (vii) shall next be reduced; and

                                    (iv) Any additional termination payments or
benefits provided outside this Agreement shall then be reduced as necessary.

                  No inference shall be drawn, however, that any of the payments described in clauses (i) through (iv) above constitute "parachute payments" under Section 280G of the Code.

                  9. Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                           (a) Any individual (other than Executive), firm,
corporation, partnership, joint venture or other entity or any group (as the term "group" is defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules thereunder on the Commencement Date), other than any such entity or group in respect of which Executive is a participant, shall hereafter acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the Commencement Date) of shares of the outstanding stock of any class or classes of the Company which results in such person, firm, corporation, partnership, joint venture, other entity or group possessing more than a majority of the total voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or

                           (b) As the result of, or in connection with, any
tender or exchange offer, merger or other business combination, sale of assets or contested election of directors, or any combination of the foregoing transactions ("Transaction"), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; or

                           (c) If the Board at any time declares that one or
more events have occurred or are likely to occur which, in their sole determination, create or pose the threat of a Change of Control and which, for that reason, make it desirable and in the best interests of the Company to invoke those provisions of this Agreement which become effective on or after the occurrence of a

Change of Control; provided, however, that no director of the Company who is party to this Agreement or an agreement with the Company similar to this Agreement may participate in considering or voting upon any such resolution; or

                           (d) Any acquisition, merger, consolidation or other
business combination occurs in which the Company's shareholders (determined immediately before the merger, consolidation or other business combination) do not own at least 51 percent of the equity interest of the surviving entity (measured immediately after the transaction); or

                           (e) There occurs a complete liquidation of the
Company or approval by the Company's shareholders of a plan of liquidation or dissolution.

                  10. Nomination to Board. During the Employment Term, the Company shall cause Executive to be nominated to membership on the Board of Directors of the Company in all applicable proxy solicitations made to shareholders.

                  11. Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). After termination of Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, or unless required to do so by order of a court, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

                  12. Agreement Not to Compete. Executive agrees that during the Employment Term and for a period of two (2) years thereafter (five (5) years thereafter if Executive's employment terminates under the circumstances described in Section 6(d)), he will not, without the consent of the Company's Board of Directors, serve on the board of directors of any corporation or other entity that is in competition with the Company or any affiliate of the Company, nor allow the use of his name with respect to any such corporation or entity, nor serve as an officer, employee, consultant, representative or otherwise or have a substantial investment in any such corporation or entity. In no event shall any asserted violation of the provisions of this Section 12 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

                  13. Retirement Benefits. In addition to any retirement benefits to which Executive is entitled under any pension plan or other plan or program provided by the Company and for which Executive may qualify and in addition to any termination benefits or payments provided for in this Agreement, upon any termination of Executive's employment with the Company (other than termination for Cause), whether such termination occurs during or after the Employment Term, the Company shall provide Executive the following retirement benefits:

                           (a) The Company shall continue the life insurance
benefits described in Sections 3(b)(i) and 3(b)(ii) until Executive has attained the age of 75 or for such longer period as the Company can maintain such insurance without additional premium costs;

                           (b) For a period ending on Executive's 75th birthday
(85th birthday if Executive's termination of employment occurs following a Change of Control), or until his earlier death, the Company, as its cost, shall maintain in full force and effect, for the continued benefit of Executive and Executive's spouse, all medical and dental insurance benefits to which Executive and his spouse were entitled immediately prior to the date of termination of Executives employment with the Company (less any such benefits provided to them by Medicare or similar government funded health insurance); provided that, in the event the participation by Executive or his spouse in any Company employee benefit program that provides such medical and dental benefits is not possible under the terms of such program, the Company, at its cost, shall arrange to provide Executive and his spouse with benefits substantially similar to those which they were entitled to receive under any such program immediately prior to the Date of Termination (less any such benefits provided to them by Medicare or similar government funded health insurance).

                           (c) For a period of five years following the date of
termination of Executive's employment with the Company (other than termination for Disability), the Company shall make available to Executive, at the Company's expense, Class A office space suitable for Executive at the Company's headquarters in Pickerington, Ohio, or at a different location selected by the Company and Executive within 10 miles of Executive's principal residence in Ohio; and

                           (d) For a period of one year following the date of
termination of Executive's employment with the Company (other than termination for Disability), the Company, at its cost, will make available to Executive a full-time secretary, at the location described in Section 13(b) above.

                  14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to arbitration by the American Arbitration Association in Columbus, Ohio, and the determination of such arbitration shall be final and absolute. The arbitration and the panel of three arbitrators shall be governed by the duly promulgated Commercial Arbitration Rules of the American Arbitration Association and the pertinent provisions of the laws of the State of Ohio relating to arbitration. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Compensation and benefits provided hereunder shall continue while any proceeding entered into pursuant to this section is in progress. Unless prohibited by law, arbitration and legal fees regarding disputes or controversies arising under this Agreement shall be borne by the Company.

                  15. Successors; Binding Agreement. (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation and benefits and other rights in the same amount and on the same terms as he would be entitled hereunder if he had terminated his employment for Good Reason immediately after a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

                           (b) This Agreement shall inure to the benefit of and
be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

                  16. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be deemed to have been given if delivered by hand to the address of the recipient or mailed by first-class certified mail return receipt requested, to the party at the following addresses:

         If to Executive:    Gordon Zacks
                             XXXXXXXXXXXXXXXXXX
                             XXXXXXXXXXXXXXXXXX

         If to the Company:  R. G. Barry Corporation
                             13405 Yarmouth Rd., N. W.
                             Pickerington, Ohio 43147
                             Attention: Chair of
                                        Compensation Committee

Either party to this Agreement may, by notice given in accordance with this paragraph, designate a new address for notices, requests, demands and other communications to such party.

                  17. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                           (b) The invalidity or unenforceability of any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                           (c) The Company may withhold from any amounts payable
under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                           (d) This Agreement may be executed in several
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                           (e) This Agreement supersedes any prior agreements or
understandings, oral or written, between Executive and the Company, with respect to the subject matter described in this Agreement and constitutes the entire agreement of the parties with respect to any matter covered in this Agreement.

                           (f) If any provision or portion of this Agreement is
determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect.

                           (g) The Company will withhold from any benefits
payable under this Agreement all federal, state, city or other taxes as required by any applicable law or governmental regulation or ruling.

                           (h) Failure to insist upon strict compliance with any
of the terms, covenants or conditions described in this Agreement will not constitute a waiver of that or any other term, covenant or condition nor will any such failure constitute a waiver or relinquishment of the party's right to insist subsequently on strict compliance of the affected (and all other) terms, covenants or conditions of this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of the Company by an officer duly authorized in the premises and by Executive on the date first above written.

EXECUTIVE:                                  COMPANY:

                                            R. G. BARRY CORPORATION



/s/ Gordon Zacks  6/20/2001                 By: /s/ Daniel D. Viren  6/20/2001
----------------------------                   --------------------------------
Gordon Zacks                                    Daniel D. Viren, Senior Vice
                                                President-Finance, Chief
                                                Financial Officer, Secretary
                                                and Treasurer